Exhibit 10.2

RELEASE AGREEMENT

I, Owen Van Natta, entered into a Transition Letter Agreement with Zynga Inc. (the “Company”) on November 16, 2011. Pursuant to Section 6 of the Transition Letter Agreement, I am entitled to certain accelerated vesting if, prior to November 16, 2014, the Company does not re-nominate me to be a member of the Board of Directors of the Company – specifically, I shall be deemed to have fully satisfied the Time-Based Requirement (as of my last day of service) as to all of the then-unvested units under the Additional ZSU (as defined in the Transition Letter Agreement) – provided that I sign a release of all claims in favor of the Company. The Company has informed me that I am now eligible for such accelerated vesting, provided I execute this release agreement.

I hereby release the Company and its officers, directors, agents, attorneys, employees, shareholders, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are known or unknown, arising at any time prior to and including the date I sign this Release Agreement. This general release includes, but is not limited to, all federal and state statutory and common law claims, claims related to my former Board services, and claims for any form of compensation or ownership interest in the Company.

Excluded from this release are any claims that cannot be waived by law, including any rights that I have to be indemnified arising under the Company’s corporate documents, by contract, by law, or under any directors’ and officers’ liability insurance policy of the Company.

In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

This Release Agreement, together with the Transition Letter Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Agreement may only be modified by a writing signed by both me and a duly authorized officer of the Company.

I accept and agree to the terms and conditions stated above:

8/7/2013	/s/ Owen Van Natta
Date	Owen Van Natta